As filed with the Securities and Exchange Commission on May 14, 2007.

File No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SUPERIOR ESSEX INC.

(Exact name of Registrant as specified in its charter)

Delaware	20-0282396
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

150 Interstate North Parkway, Atlanta, Georgia 30339

(770) 657-6000

(Address, including zip code, of principal executive offices)

Superior Essex Inc. Amended and Restated 2005 Incentive Plan

(Full title of the plan)

BARBARA L. BLACKFORD Executive Vice President, General Counsel and Secretary Superior Essex Inc. 150 Interstate North Parkway Atlanta, Georgia 30339 (770) 657-6000	Copy to: Laura Thatcher Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street, NW Atlanta, Georgia 30309 (404) 881-7546
(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.01 par value	500,000	(1)	$35.44	(2)	$17,720,000	(2)	$544

(1)          Amount to be registered consists of an aggregate of 500,000 shares to be issued pursuant to the grant or exercise of awards to participants under the Superior Essex Inc. Amended and Restated 2005 Incentive Plan (the “2005 Plan”), including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the 2005 Plan.  Superior Essex Inc. has previously filed a Registration Statement on Form S-8 (SEC File No. 333-125165) with respect to shares issuable under the 2005 Plan.  This Registration Statement is filed to cover additional shares authorized for issuance under an amendment to the 2005 Plan.

(2)          Determined in accordance with Rule 457(h), the registration fee calculation is based on the average of the high and low prices of the Superior Essex Inc. common stock reported on The Nasdaq Stock Market on May 9, 2007.

PART I                  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a)           The 2005 Plan prospectus, which constitutes Part I of this registration statement, will be sent or given to participants in the 2005 Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). The 2005 Plan prospectus and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b)           Upon written or oral request, Superior Essex Inc. (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Peggy Tharp, Investor Relations, Superior Essex Inc., 150 Interstate North Parkway, Atlanta, GA 30339, (770) 657-6000.

PART II                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The following documents, filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

(a)           The Company’s Annual Report on Form 10-K for the year ended December 31, 2006;

(b)           The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

(c)           The Company’s Current Reports on Form 8-K as filed with the Commission on February 21, 2007, March 7, 2007 and May 3, 2007;

(d)           All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2006;

(e)           The description of common stock contained in the Company’s Registration Statement on Form 10 filed under Section 12 of the Exchange Act on December 16, 2003, including all amendments or reports filed for the purpose of updating such description; and

(f)            All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Information in any of the Company’s Current Reports on Form 8-K furnished under “Results of Operations and Financial Condition” or “Regulation FD Disclosure” shall not be incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers

The registrant is a corporation organized under the laws of the State of Delaware.  Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise.  A corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action or suit by or in the right of the corporation to procure a judgment in its favor, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.  Section 145 provides that, to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Pursuant to authority conferred by Delaware law, our certificate of incorporation contains provisions providing that no director shall be liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that such exemption from liability or limitation thereof is not permitted under Delaware law as then in effect or as it may be amended.  This provision is intended to eliminate the risk that a director or member might incur personal liability to the company or its stockholders for breach of the duty of care.

Our certificate of incorporation and bylaws contain provisions requiring us to indemnify and advance expenses to our directors and officers to the fullest extent permitted by law.  Among other things, these provisions generally provide indemnification for our officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advancement and payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the registrant, and in certain cases only if the director or officer is not adjudged to be liable to us.

On October 26, 2006 and November 2, 2006, we entered into indemnification agreements with the members of our board of directors and certain officers of the Company.  The indemnification agreements provide, among other things, that, subject to the procedures set forth in the agreements: (i) if an indemnitee is, or is threatened to be made, a party to or a witness or other participant in any proceeding (as defined in the agreements), including a proceeding by or in the right of the Company, the Company will indemnify the indemnitee to the full extent permitted by applicable law against all expenses (as defined in the agreements), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such proceeding; (ii) if requested by the indemnitee, and with certain exceptions, the Company will advance expenses to the indemnitee, such advances to be unsecured and interest free; (iii) if a change in control (as defined in the agreements) has occurred, the Company will obtain a written opinion of independent counsel (as defined in the agreements) in determining an indemnitee’s entitlement to indemnification upon the indemnitee’s written request for indemnification, if such determination is required by applicable law; (iv) the rights of the indemnitee under the indemnification agreements are in addition to any other rights the indemnitee may have under the applicable law, the Company’s charter or bylaws, any agreement, a vote of stockholders, a resolution of directors or otherwise; and (v) to the extent the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees or agents of the Company, the indemnitee will be covered to the maximum extent of the coverage available for any such director, officer, employee or agent.  In addition, the indemnification agreements establishes guidelines as to the defense of claims by the parties, the relevant burden of proof, and reliance as a safe harbor.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings

(a)           The undersigned Company hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.   Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement; and

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act  and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(Signatures on following page)

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 14, 2007.

SUPERIOR ESSEX INC.

By:	/s/ Stephen M. Carter
Stephen M. Carter
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Stephen M. Carter	Chief Executive Officer and	May 14, 2007
Stephen M. Carter	Director
(Principal Executive Officer)

/s/ David S. Aldridge	Chief Financial Officer,	May 14, 2007
David S. Aldridge	Executive Vice President and
Treasurer
(Principal Financial Officer)

/s/ Tracye C. Gilleland	Senior Vice President and	May 14, 2007
Tracye C. Gilleland	Controller
(Principal Accounting Officer)

*	Chairman of the Board	May 14, 2007
Monte R. Haymon

*	Director	May 14, 2007
Stephanie W. Bergeron

*	Director	May 14, 2007
Denys Gounot

*	Director	May 14, 2007
James F. Guthrie

*	Director	May 14, 2007
Andrew P. Hines

*	Director	May 14, 2007
Thomas H. Johnson

*	Director	May 14, 2007
Perry J. Lewis III

*	Director	May 14, 2007
Joseph M. O’Donnell

*By:	Barbara L. Blackford
Attorney-in-Fact

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

4.1

Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed with the Commission on March 15, 2007)

4.2	Restated By-Laws of the Company (incorporated herein by reference to Exhibit 3(b) to the Company’s Form 10 filed with the Commission on December 16, 2003)

5.1	Opinion of Counsel

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

24.1	Power of Attorney

24.2	Power of Attorney

99.1

Superior Essex Inc. Amended and Restated 2005 Incentive Plan (incorporated herein by reference to Appendix B of the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 23, 2007)